As filed with the Securities and Exchange Commission on January 31, 2003

                                                    Registration No.
                                                                    -----------



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          CREATIVE HOST SERVICES, INC.
            (Exact name of registrant as specified in their charter)
                                   California
  (State or other jurisdiction of incorporation or organization of registrant)
                                   33-0169494
                     (I.R.S. employer identification number)

                         16955 Via Del Campo, Suite 110
                           San Diego, California 92127
                                 (858) 675-7711
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

                              Sayed Ali, President
                          Creative Host Services, Inc.
                         16955 Via Del Campo, Suite 110
                           San Diego, California 92127
                                 (858) 675-7711
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                             M. Richard Cutler, Esq.
                                 Cutler Law Group
                            3206 West Wimbledon Drive
                              Augusta, Georgia 30909
                                 (706) 737-6600
                              (706) 738-1966 (fax)

                       Approximate date of commencement of
                 proposed sale to the public: From time to time
                  after the effective date of this Registration
                                   Statement.

If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. Registration No. _______.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE



                                                                        Proposed Maximum    Proposed Maximum
                   Title of Each Class of            Amount to be        Aggregate Price        Aggregate        Amount of
                 Securities to be Registered         Registered(1)          Per Share(2)     Offering Price   Registration Fee
Common Stock issuable upon exercise
of warrants                                   .....       452,050                $  1.87        $   849,074      $  212.27
------------------------------------------------  ==================  =====================  ===============  ================
                                          Totals          452,050                               $   849,074      $  212.27
================================================  ==================  =====================  ===============  ================


     (1) This Registration Statement covers shares of the Registrant's Common Stock being registered for resale on behalf of ING Capital LLC for shares issuable upon the exercise of warrants at $1.87 per share. This Registration Statement registers securities to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Pursuant to Rule 416, this Registration Statement shall be deemed to cover the additional securities to be offered or issued in connection with any such provision. (2) Based upon the exercise price of the warrants.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              Subject to Completion, Dated January 31, 2003

The information in this prospectus is not complete and may be changed. The Selling Securityholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



PROSPECTUS

                          CREATIVE HOST SERVICES, INC.
                                     [LOGO]
                           452,050 Shares Common Stock

This Prospectus covers 452,050 shares of the Common Stock, no par value (the "Common Stock") of Creative Host Services, Inc., a California corporation ("CHST") held or which may be held upon exercise of warrants issued to ING Capital LLC. We will not receive any of the proceeds from the sale of securities by the Selling Securityholder but will receive proceeds upon exercise of the warrants.

Our Common Stock is traded on the NASDAQ Small Cap Market under the symbol "CHST." On January 28, 2003, the last reported sales price for the Common Stock as reported on the NASDAQ Small Cap Market was $1.90 per share.

For a discussion of certain factors that should be considered in connection with an investment in the Company's Common Stock, see "Risk Factors" beginning on page 4.

                            -------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

The Selling Securityholder may from time to time sell all or a portion of the securities offered by this Prospectus in public or private transactions, in the over-the-counter market, in block trades, through one or more underwriters on a firm commitment or best efforts basis, in negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholder may effect such transactions by selling such securities directly to purchasers or through underwriters, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder and/or the purchasers of the securities for whom they may act as agents. We will pay substantially all of the expenses incident to the registration of the shares, except for selling expenses.

The Selling Securityholder and any underwriters, agents or broker-dealers that participate with the Selling Securityholder in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any compensation received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the act.

                             ADDITIONAL INFORMATION

This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits (the "Registration Statement") which has been filed by CHST with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, you may read the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in this Prospectus are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, you may read the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information, as well as the Registration Statement and Exhibits of which this Prospectus is a part, filed by us may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain copies of such material from the Commission by mail at prescribed rates. You should direct your requests to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a web site that contains reports, proxies, and information statements regarding registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov. Our Common Stock is traded on the Nasdaq Small Cap Market. Reports and other information concerning us can also be obtained at the offices of the National Association of Security Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C., 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference into this Prospectus the following documents previously filed with the Commission:

          1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 as filed on April 1, 2002 and as amended on Form 10-KSB/A filed on December 31, 2002.

          2. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2002 as filed on May 15, 2002 and as amended on Form 10-QSB/A filed on December 31, 2002.

          3. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2002 as filed on August 14, 2002 and as amended on Form 10-QSB/A filed on December 31, 2002.

          4. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2002 as filed on November 19, 2002.

          5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2, Amendment No. 2, filed on December 31, 2002.

          6.   The Company's Report on Form 8-K filed on January 23, 2003.

          7. The Company's Report on Form 8-K filed on May 20, 2002 as amended on Form 8-K/A filed on June 25, 2002.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering are deemed incorporated by reference in this Prospectus and are a part of this Prospectus from the date of the filing of such documents. See "Additional Information". Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any of the foregoing documents incorporated in this Prospectus by reference, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests should be directed to our President at our principal executive offices:
Creative Host Services, Inc., 16955 Via del Campo, Suite 110, San Diego, California, 92127, telephone number (858) 675-7711.

                                  RISK FACTORS

Purchasing shares of Common Stock in Creative Host Services, Inc. is risky. You should be able to bear a complete loss of your investment.

RISK OF DEFAULT ON CREDIT FACILITIES

In January 2003, we entered into a senior secured financing with ING Capital, LLC pursuant to the terms of a credit agreement. The credit agreement provides for a total financing commitment of $13,000,000 consisting of two separate facilities, a term loan facility and an expansion facility. These loans are secured by virtually all of our assets. We are required to make payments on these financings from the cash flow of our business. We are also required to make certain prepayments on these financings based on our annual cash flow and in the case of certain other events. The credit agreement also has affirmative, negative and financial covenants we must comply with. If we are unable to meet these obligations because of declines in the cash flow from our business, our ability to operate our business or to acquire additional concession locations could be impaired


DEPENDENCE  ON  AIRPORT  CONCESSION  BUSINESS.

We are currently dependent on the airport concession business for substantially all of our revenues. We expect such dependence to continue for the foreseeable future. The concession business is highly competitive and subject to the uncertainties of the bidding and proposal process. Sophisticated bid packages and persuasive presentations are required in order to have an opportunity to win concession contracts at airports and other public venues. While there are thousands of airport concessions nationwide, the majority of those concessions are located in the largest 125 airports. Like other concession business operators, we must maintain our reputation with the various airport authorities and other government, quasi government and public agencies in order to remain eligible to win contracts. The terms and conditions of concession contracts must be carefully analyzed to ensure that they can be profitable for us. Certain of our locations have incurred and may in the future incur net operating losses. The Company operated two locations in 2001 that sustained operating losses. During 2001, the location in Asheville, North Carolina had an operating loss of $49,300 on revenue of $299,067 and one of the Denver, Colorado locations had an operating loss of $43,654 on revenue of $112,450. Both of these locations were sold in the third quarter of 2001. In addition, the failure of any single concession could have a material adverse impact on our reputation with airport authorities generally, and hinder our ability to renew existing concessions or secure new ones. We cannot be certain that we will continue to be awarded concession contracts by airports or by any other public venue, that the concession contracts will be profitable, or that we will not lose contracts that we have been awarded.

CONCESSIONS SUBJECT TO SET ASIDES AND SPECIAL REQUIREMENTS.

Prior to our initial public offering in July 1997, we qualified as a Disadvantaged Business Enterprise ("DBE") based on Mr. Ali's ownership of all of our common stock. Mr. Ali serves as our Chairman and President. Our historical success in securing concession locations may have been partially attributed to our DBE status. The impact of the initial public offering on our status as a DBE and the impact of any such potential loss of DBE status on our ability to secure new concession locations is unclear. To the extent that our historic rate of success in securing new airport concessions was partially attributable to our status as a DBE, that growth rate may decline if we are not recognized as a DBE or if DBE programs are eliminated or curtailed.

POSSIBLE  EARLY  TERMINATION  OF  CONCESSIONS.

Certain airport authorities or airlines that operate concession locations provide in their concession agreements for the right to reacquire the concession from the concessionaire upon reimbursement of equipment and build out costs and, sometimes, a percentage of anticipated profits during the balance of the concession term. Certain of our significant concession contracts, including Los Angeles International, Des Moines, Iowa, Columbia, South Carolina, Cedar Rapids, Iowa, and others, provide for such early termination. To date, we have not had any of our concessions terminated, and we have not received notice that any airport authority is contemplating the early termination of any of our concessions. Nevertheless, we cannot be certain that these airport authorities will not exercise their contractual right to early termination of the concession contracts in the future which could hurt our profitability.

POSSIBLE DELAY IN COMMENCEMENT OF CONCESSION OPERATIONS.

The commencement of our concession operations at any airport location is subject to a number of factors which are outside our control, including construction delays and decisions by airport authorities to delay the opening of concessions. We have, in the past, experienced delays in commencing operations because of decisions by airport authorities. One of our franchisees had completed capital improvements for a facility at the Denver International Airport, only to have the airport authority close the concourse when a major airline withdrew its operations from that airport. Consequently, we bear the risk that after a concession has been awarded, the completion of capital improvements or the commencement of operations at completed facilities may be delayed. Any such delay or requirement by an airport authority for us to construct facilities during peak travel periods would adversely impact our cash flow.

DEPENDENCE  ON  KEY  PERSONNEL  AND  NEED  TO  ATTRACT QUALIFIED MANAGEMENT.

Our success will depend largely upon our management team. Sayed Ali, our Chairman of the Board, President and Chief Executive Officer, entered into a five-year employment agreement which commenced as of January 1, 2000. The employment agreement provides for an annual salary for Mr. Ali of $248,000 in 2003 and $275,000 in 2004. Mr. Ali was also entitled to be granted 60,000 additional stock options, which have been issued and are now vested. The exercise price is 110% of the fair market value of the stock on the date of grant and the exercise period is three years from the date of vesting. In the event of a loss of the services of Mr. Ali, our business could be harmed because we may not be able to obtain successor management of equivalent talent and experience. We obtained a $2,500,000 key man life insurance policy on Mr. Ali which we own, but the proceeds of which have been pledged as additional security pursuant to the terms of the credit agreement with ING Capital LLC. We are dependent upon our ability to identify, hire, train, retain and motivate highly qualified personnel, especially management personnel which will be required to supervise our expansion into various geographic areas. The failure to attract, assimilate and train key personnel could harm our business.

HIGHLY  COMPETITIVE  INDUSTRY  DOMINATED  BY LARGER COMPETITORS.

We compete with certain national and several regional companies to obtain the rights from airport and other authorities to operate food, beverage, news, gift, merchandise and inflight catering concessions. The airport concession market is principally serviced by several companies which are significantly larger than us, including, but not limited to, HMS Host, Inc., CA One Services, Concessions International, and Ogden Food Services. Each of these well established competitors possesses substantially greater financial, marketing, administrative and other resources than we have. Many of our competitors have achieved significant brand name and product recognition. They engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. We may not be able to successfully compete for concessions with these businesses which may slow our profitability and growth.

DEPENDENCE UPON CONTINUING APPROVALS FROM GOVERNMENT REGULATORY AUTHORITIES.

The food and beverage service industry is subject to various federal, state and local government regulations, including those related to health, safety, wages and working conditions. While we have not experienced difficulties in obtaining necessary government approvals to date, the failure to obtain and retain food licenses or any other governmental approvals could harm our operating results. Moreover, our failure to meet government regulations could result in the temporary closure of one or more of our concession facilities, restaurants or the food preparation center, any of which would make those closed facilities unprofitable. In addition, operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control. We are also subject to federal and state laws, rules and regulations that govern the offer and sale of franchises.

NO  ASSURANCE  OF  ENFORCEABILITY  OF  TRADEMARKS.

We utilize trademarks in our business and have registered our Creative Croissants(R) trademark. While we intend to file federal trademark registrations for certain of our other trademarks, we have not yet done so. We cannot be sure the trademark office will grant registration for such trademarks or that our trademarks do not or will not violate the proprietary rights of others, that our trademarks would be upheld if challenged or that we will not be prevented from using our trademarks. Should we believe that our trademarks are being infringed upon by competitors, we may not have the financial resources necessary to enforce or defend our trademarks and service marks.

SEASONALITY.

Historically, we have experienced seasonal variability in quarterly operating results with higher concessions revenue in the second and third quarters than in the first and fourth quarters. The higher concessions revenues in the second and third quarters improve profitability by increasing revenues and reducing the impact of fixed costs. This seasonal impact on operating results is expected to continue.

RISKS  OF DECLINE IN STOCK PRICE.

Our stock price has been volatile. The closing price of our stock has ranged from a low of $0.97 to a high of $2.24 during 2002. The stock market in general has been extremely vulnerable and we cannot promise that the price of our common stock on the NASDAQ market will not decline. We may register more shares of stock in the future, potentially increasing the supply of free trading shares and possibly exerting downward pressure on our stock price.

CONTROL  BY PRINCIPAL SHAREHOLDER.

The principal shareholder of the Company, Mr. Sayed Ali, beneficially owns approximately 12.9% of the outstanding shares of our capital stock. Accordingly, Mr. Ali has significant influence over the outcome of all matters submitted to the shareholders for approval, including the election of directors of the Company.

FORWARD-LOOKING  STATEMENTS.

The foregoing cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for CHST to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus including the documents incorporated by reference may contain both historical and forward-looking statements. To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, our business prospects or any other aspect of our business, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, general decreases in air travel, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, loss of airport concession bids or existing locations, acts of terrorism, price increases for supplies, inability to raise prices, failure to obtain new concessions, the risk of litigation and administrative proceedings involving us and our employees, higher than anticipated labor costs, the possible fluctuation and volatility of operating results and financial condition, failure to make planned business acquisitions, failure of new businesses, if acquired, to be economically successful, decline in our stock price, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus or in other reports filed by us.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares offered by the Selling Securityholder. The Company will use the proceeds from the receipt of the exercise price of the warrants for future growth and expansion.

                             SELLING SECURITYHOLDER

The shares of Common Stock being offered by the Selling Securityholder were issued to them in connection with the following transactions:

On January 17, 2003, the Company closed a senior secured financing with ING Capital, LLC ("ING") pursuant to the terms of a credit agreement. The credit agreement provides for a total financing commitment of $13,000,000 consisting of two separate facilities: a term loan facility and an expansion facility.

The term loan facility provides for financing in an amount up to $7,400,000 to be used to refinance the Company's and its subsidiaries' existing debt, finance the purchase price of acquisitions consummated prior to closing on the financing, and lender-approved acquisitions after the financing, to finance build- outs of the Company's concession locations and pay fees and expenses associated with the financing and the acquisitions. The term loan facility matures on the fifth anniversary of the financing, with quarterly principal payments scheduled to commence on June 30, 2004 in amounts equal to percentages of the outstanding principal amount of the term loan facility as scheduled in the credit agreement.

The expansion facility, in an amount up to $5,600,000, may be used to finance the cash purchase price for approved acquisitions, to finance build outs of concessions, to provide ongoing working capital needs of the Company and to provide a letter of credit sub-facility of $4,000,000. Availability under the expansion facility will be reduced by outstanding letters of credit. The expansion facility matures on the sixth anniversary of the financing with certain amortization of principal payments required beginning the twenty first calendar quarter following the closing of the financing.

Outstanding loans under the term loan facility will bear interest at a fixed per annum rate set forth in the credit agreement. Outstanding loans under the expansion facility will bear interest at the floating per annum rates of interest set forth in the credit agreement, and outstanding letters of credit under the expansion facility will accrue a letter of credit fee as set forth in the credit agreement. There is also an unused fee charged on the unused amount of the expansion facility and the term loan facility as well as certain pre-payment and termination fees for termination or reduction of the financing prior to the third anniversary of the closing of the financing.

There is also a requirement that the Company make certain principal prepayments of the financing in amounts equal to certain percentages of the Company's annual excess cash flow and the principal repayment of the financing upon the occurrence of certain other events, all as more particularly described in the credit agreement.

The facility is secured by perfected first security interests in, and first mortgages on, substantially all of the assets of the Company and its subsidiaries, existing and future. The credit agreement also contains affirmative, negative and financial covenants, as well as events of default, all as more particularly described in the credit agreement.

As additional compensation for the financing, the Company issued to ING 452,050 warrants to purchase 452,050 shares of its common stock, representing approximately 4% of the fully diluted capital stock of the Company (excluding warrants and options with exercise prices exceeding $8.00 per share). The warrants have a ten year life with an exercise price of $1.87 per share, which was equal to the closing price of the Company's Common Stock on the business day immediately prior to closing the financing. Terms and conditions of the warrants include, among others, shelf and piggyback registration rights, anti-dilution protection and "tag-along" rights. This registration statement effectuates the registration of the resale of the shares by ING of the shares issuable upon exercise of the warrants.

As a condition of the financing, the Company was required to close an acquisition transaction concurrent with the financing using proceeds from the term loan facility to finance the purchase price for the acquisition. The Company used $1,075,542 of the financing proceeds to acquire the assets and concession leases of three locations at the Sanford International Airport in Orlando Florida in satisfaction of that condition. The Company is expected to utilize the term loan facility and expansion facility to finance additional acquisitions in the future. As part of the financing, the Company also retired substantially all of its existing debt (other than certain capital lease obligations), which included its bank note and line of credit. Transaction fees, commissions and related due diligence expenses were also paid from the financing proceeds.


The following table sets forth certain information with respect to the Selling Securityholder for whom we are registering securities for resale.

The Selling Securityholder may from time to time offer and sell pursuant to this prospectus any or all of the shares, and there can be no assurance that any of the shares offered hereby will be sold. If any shares are sold, the Selling
Securityholder  will  receive  all  of  the  net  proceeds  from  the  sale.

The following Selling Securityholder owns outstanding shares of Common Stock:

                                     NUMBER OF OUTSTANDING                                   NUMBER OF SHARES
                                         SHARES OFFERED           PERCENTAGE OF           BENEFICIALLY OWNED PRIOR
NAME OF SELLING SECURITYHOLDER          BY THIS PROSPECTUS      OUTSTANDING SHARES (1)         TO OFFERING
- ------------------------------     ---------------------      ------------------       -------------------------
ING Capital LLC                             452,050              approximately 4.0%          452,050

----------
(1) Reflects fully-diluted shares outstanding.

                              PLAN OF DISTRIBUTION


     The Selling Securityholder may from time to time, in one or more transactions, sell all or a portion of the common stock in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the Selling Securityholder and, at the time of such determination, may be higher or lower than the market price of the shares. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or from purchasers of shares for whom they may act as agents, and underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by the Company, the Selling Securityholder, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification by the Company or the Selling Securityholder against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis.

     The Selling Securityholder, or its pledges, donees, transferees or other successors in interest, may offer and sell shares of common stock in the following manner:

- on the NASDAQ Small Cap Market or other exchanges or inter-dealer quotation systems on which the common stock is listed or traded at the time of sale;

- in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;

-    in  underwritten  offerings;

-    in  privately  negotiated  transactions;

- in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;

-    an  exchange  distribution in accordance with the rules of the exchange; or

- ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     The Selling Securityholder may accept and, together with any agent of the Selling Securityholder, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus.

     To the extent required, we will set forth in a prospectus supplement accompanying this prospectus, or, if appropriate, in a post-effective amendment, the following information: (i) the amount of the shares of common stock to be sold; (ii) purchase prices; (iii) public offering prices; (iv) the names of any agents, dealers or underwriters; and (v) any applicable commission or discounts with respect to a particular offer.

     We have not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the Selling Securityholder may not offer or sell their shares of common stock unless (i) we have registered or qualified such shares for sale in such states or (ii) we have complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the Selling Securityholder can offer and sell its shares of common stock only through registered or licensed brokers or dealers.

     The Selling Securityholder and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of the shares of Common Stock earned by them as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act. The Company will not receive any proceeds from the sale of the shares of Common Stock.

     The shares of Common Stock are offered by the Selling Securityholder on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. We have agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholder except that the Selling Securityholder is exclusively liable to pay all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of Common Stock.

         LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

     Under the California Corporations Code and CHST's Amended and Restated Articles of Incorporation, our directors will have no personal liability to CHST or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in CHST's Amended and Restated Articles of Incorporation is to eliminate the rights of CHST and its shareholders (through shareholder's derivative suits on behalf of CHST) to recover monetary damages against a director for breach of his fiduciary duty of care as a director
(including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through

(vi) above. This provision does not limit nor eliminate the rights of CHST or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, CHST's Restated Articles of Incorporation provide that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. CHST's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CHST pursuant to the foregoing provisions, CHST has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock being offered hereby will be passed upon by Cutler Law Group, 3206 West Wimbledon Drive, Augusta, Georgia 30909. Cutler Law Group owns 25,000 shares of the Company's Common Stock.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference for Creative Host Services, Inc. for the fiscal years ended December 31, 2001 and 2000 have been audited by Stonefield Josephson, Inc. independent certified public accountants, as set forth in their report appearing with the financial statements, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person
has been authorized by CHST to give any
information  or  to make any represent-
ations  other  than  those contained in
this  Prospectus in connection with the
offering  made  hereby, and if given or
made,  such  information  or represent-
ations  may  not be relied upon.    The
Prospectus does not constitute an offer            CREATIVE HOST SERVICES, INC.
to sell or the solicitation of an offer
to  buy any securities other than those                      [LOGO]
specifically offered hereby or an offer
to  sell, or a solicitation of an offer
to  buy,  to  any  person in any juris-
diction  in  which  such  offer or sale
would be unlawful. Neither the delivery
of  this  Prospectus  nor any sale made
hereunder shall under any circumstances
create  any  implication that there has
been  no  change in the affairs of CHST
since the dates as of which information
is  furnished or since the date of this
Prospectus.

            -----------------                     -------------------------
                                                         PROSPECTUS
                                                  -------------------------

            TABLE OF CONTENTS

                                    Page

ADDITIONAL INFORMATION..................2

INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE...............................2

RISK FACTORS............................4

USE OF PROCEEDS.........................8

SELLING SECURITYHOLDER....................8              JANUARY 31, 2003

PLAN OF DISTRIBUTION...................10

LIMITATION ON LIABILITY AND
INDEMNIFICATION OF DIRECTORS...........12

LEGAL MATTERS..........................13

EXPERTS  ..............................13

======================================== =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses Of Issuance And Distribution

     The following table sets forth the expenses, other than any underwriting discounts or commissions, payable in connection with the distribution of the shares being registered. All expenses incurred are in connection with the registration. All amounts shown are estimates except for the SEC registration fee.



                  SEC Registration Fee                   $     212.27
                  NASDAQ Listing Fee                     $       0.00
                  Blue Sky Fees and Expenses             $       0.00
                  Printing and Engraving Expenses        $     500.00
                  Accounting Fees and Expenses           $   1,500.00
                  Legal Fees and Expenses                $   8,000.00
                  Registerar and Transfer Agent's Fees
                  and Expenses                           $     500.00
                  Miscellaneous Expenses                 $     287.73
                                                         ------------
                           Total                         $  11,000.00
                                                         ============


ITEM 15.  Indemnification Of Directors And Officers

     Under the California Corporations Code and the Company's Amended and Restated Articles of Incorporation, the Company's directors will have no personal liability to the Company or its shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in the Company's Amended and Restated Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholder's derivative suits on behalf of the Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Articles of Incorporation provide that if California law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The California Corporations Code grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. The Company's Bylaws provide for indemnification of such persons to the full extent allowable under applicable law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.



ITEM 16.  Exhibits

               4.1  Form of Warrant Certificate

               4.2 Warrant Purchase Agreement, dated as of January 17, 2003, between Creative Host Services, Inc. and ING Capital LLC

               4.3 Registration Rights Agreement, dated as of January 17, 2003, between Creative Host Services, Inc. and ING Capital LLC

               5.1  Opinion of Cutler Law Group

               23.1 Consent of Cutler Law Group (contained in Exhibit 5)

               23.2 Consent of Stonefield Josephson, independent accountants

               24   Power of Attorney (contained on signature page)


- ------------------


ITEM 17.  Undertakings

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of San Diego, state of California, on January 30, 2003.

                                         CREATIVE HOST SERVICES, INC.

                                         By:   /s/  SAYED ALI
                                            -----------------------------------
                                             Sayed Ali, President and
                                             Chief Executive Officer

                                         By:   /s/  LYNETTE MCCULLOUGH
                                            -----------------------------------
                                             Lynette McCullough,
                                             Chief Financial Officer

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         January  30,  ,  2003              /s/ Sayed Ali
                                           ----------------------------------
                                           Sayed  Ali,  Director  and  Chairman


         January  30,  2003                /s/ Booker T. Graves
                                           ----------------------------------
                                           Booker  T.  Graves,  Director


         January  30,  2003                /s/ John P. Donohue, Jr.
                                           ----------------------------------
                                           John  P.  Donohue,  Jr.,  Director


         January  30,  2003               /s/ Charles B. Radloff
                                          -----------------------------------
                                          Charles  B.  Radloff,  Director
                                         By:  /s/ John P. Donohue, Jr.
                                              Attorney in Fact